Exhibit 99.1

Contact:  Sandy McLean
          Chief Executive Officer
          (864) 298-9800

                          WORLD ACCEPTANCE CORPORATION
                      REPORTS RECORD FOURTH QUARTER RESULTS

     GREENVILLE, S.C. (April 25, 2006) - World Acceptance Corporation (Nasdaq/NM:WRLD) today reported record revenue and net income for its fourth fiscal quarter and year ended March 31, 2006.

     Net income for the fourth quarter rose 26.3% to $18.1 million, or $.96 per diluted share, compared with $14.3 million, or $.73 per diluted share, for the same quarter of the prior year. Total revenues for the quarter increased 21.7% to $73.4 million from $60.4 million for the prior year quarter. Gross loans outstanding amounted to $416.3 million at March 31, 2006, an 18.4% increase over the $351.5 million in balances outstanding at March 31, 2005.

     "Our record results were due to strong loan growth, a lower provision for loan losses as a percent of total revenues and improved operating margins," stated Sandy McLean, CEO. "Loan demand was very strong in the third fiscal quarter and carried over through year end. In addition, we have experienced a drop in delinquencies and net charge offs since the third quarter that have had a positive effect on our provision for loan losses compared with earlier in the year. Additionally, fees generated from our tax preparation business enhanced our fourth quarter earnings and rose by 11.3% from the prior year quarter."

     Several key ratios remained very good during the quarter: total general and administrative expenses as a percent of total revenues improved to 48.6% during the most recent quarter compared to 49.4% during the prior year quarter; and net charge-offs as a percent of average net loans (annualized) decreased to 11.6% during the quarter from 13.9% for the quarter ended March 31, 2005.

     McLean further stated, "We believe the current positive trends in loan demand and declining delinquencies position us well for excellent results in the coming year. Our loan growth rose 18.4% in fiscal 2006 due to increased demand and the contribution of new offices opened since the prior year. This compares with loan growth of 13.3% in fiscal 2005."

     Twelve-Month Results

     For the fiscal year ended March 31, 2006, net income was $38.5 million, or $2.02 per diluted share, representing a 13.3% increase over the $34.0 million, or $1.74 per diluted share for the prior fiscal year. Total revenues for fiscal 2006 were $243.3 million, a 15.4% increase over the $210.8 million during the previous fiscal year.

     Key ratios were also excellent for the fiscal year with a return on assets of 11.9%, a return on equity of 19.9%, general and administrative expenses as a percent of total revenue of 52.8% (compared with 53.2% for fiscal 2005), and net charge-offs as a percent of average net loans of 14.8% (compared with 14.6% for fiscal 2005).

     During the fiscal year, the Company opened or acquired 47 offices and closed six non-performing offices, leaving a total of 620 offices at March 31, 2006.

     About World Acceptance

     World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 620 offices in eleven states and Mexico. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

     Fourth Quarter Conference Call

     The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:30 A.M. Eastern today. Interested parties may participate in this call by dialing 1-866-814-8482. A simulcast of the conference call is also available on the Internet at www.streetevents.com and www.vcall.com. The call will be available for replay on the Internet for approximately 30 days.

     This press release contains various "forward-looking statements" within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent the Company's expectations or beliefs concerning future events. Specifically, the statements in the fifth paragraph of this press release that express the Company's expectations about excellent results in the coming year based on the continuation of current positive trends in loan demand and delinquencies are forward-looking statements. Any such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company's actual performance, growth, financial results, financial condition or expansion plans may vary materially from those anticipated, estimated or expected. Among the key factors that could cause actual outcomes to differ from the expectations expressed or implied in such forward-looking statements are the following: changes in interest rates, risks inherent in making loans, including repayment risks and value of collateral; recently-enacted, proposed or future legislation; changes in the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting charge-offs); changes in the Company's markets and general changes in the economy (particularly in the markets served by the Company); and other matters discussed from time to time in the Company's reports on Forms 10-K, 10-Q and 8-K filed with, or furnished to, the Securities and Exchange Commission. World Acceptance Corporation is not responsible for updating the information contained in this press release beyond the publication date, nor for changes made to this document by wire services or Internet services.

                          World Acceptance Corporation
                      Consolidated Statements of Operations
             (unaudited and in thousands, except per share amounts)

                                         Three Months Ended           Year Ended
                                             March 31,                 March 31,
                                      -----------------------   -----------------------
                                         2006         2005         2006         2005
                                      ----------   ----------   ----------   ----------
Interest & fees                       $   58,728   $   47,460   $  204,450   $  177,582
Insurance & other                         14,713       12,900       38,822       33,176
                                      ----------   ----------   ----------   ----------
   Total revenues                         73,441       60,360      243,272      210,758
Expenses:
   Provision for loan
    losses                                 6,629        6,397       46,026       40,037
   General and administrative
    expenses
        Personnel                         25,317       20,169       84,817       73,361
        Occupancy & equipment              3,762        3,283       14,167       12,431
        Data processing                      584          501        2,109        1,910
        Advertising                        1,330        1,316        8,592        7,792
        Intangible
         amortization                        736          670        2,861        2,585
        Other                              3,999        3,874       15,968       14,144
                                      ----------   ----------   ----------   ----------
                                          35,728       29,813      128,514      112,223
   Interest expense                        2,067        1,269        7,137        4,640
                                      ----------   ----------   ----------   ----------
        Total expenses                    44,424       37,479      181,677      156,900
                                      ----------   ----------   ----------   ----------
Income before taxes                       29,017       22,881       61,595       53,858
Income taxes                              10,930        8,563       23,080       19,868
                                      ----------   ----------   ----------   ----------
Net income                            $   18,087   $   14,318   $   38,515   $   33,990
                                      ==========   ==========   ==========   ==========
Diluted earnings
 per share                            $     0.96   $     0.73   $     2.02   $     1.74
                                      ==========   ==========   ==========   ==========
Diluted weighted average
 shares outstanding                       18,872       19,708       19,098       19,558
                                      ==========   ==========   ==========   ==========

                           Consolidated Balance Sheets
                          (unaudited and in thousands)

                                                 March 31,       March 31,
                                                   2006            2005
                                               ------------    ------------
     ASSETS
Cash                                           $      4,034    $      3,047
Gross loans receivable                              416,302         351,496
   Less: Unearned interest & fees                  (103,556)        (84,472)
   Allowance for loan losses                        (22,717)        (20,673)
                                               ------------    ------------
        Loans receivable, net                       290,029         246,351
Property and equipment, net                          11,040           9,806
Deferred tax benefit                                  3,400          10,690
Intangible assets                                    16,861          17,358
Other assets                                          6,922           6,254
                                               ------------    ------------
                                               $    332,286    $    293,506
                                               ============    ============
     LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
   Notes payable                               $    100,600    $     83,900
   Accounts payable and accrued expenses             21,256          19,895
                                               ------------    ------------
        Total liabilities                           121,856         103,795
Shareholders' equity                                210,430         189,711
                                               ------------    ------------
                                               $    332,286    $    293,506
                                               ============    ============

                        Selected Consolidated Statistics
                             (dollars in thousands)

                                         Three Months Ended           Year Ended
                                             March 31,                 March 31,
                                      -----------------------   -----------------------
                                         2006         2005         2006         2005
                                      ----------   ----------   ----------   ----------
Expenses as a percent of total
 revenues:
     Provision for loan
      losses                                 9.0%        10.6%        18.9%        19.0%
     General and
      administrative
      expenses                              48.6%        49.4%        52.8%        53.2%
     Interest expense                        2.8%         2.1%         2.9%         2.2%

Average gross loans
 receivable                           $  432,065   $  359,465   $  396,582   $  344,133

Average loans receivable              $  324,069   $  272,161   $  298,267   $  261,187

Loan volume                           $  263,806   $  219,496   $1,218,131   $1,028,670

Net charge-offs as
 percent of average
 loans                                      11.6%        13.9%        14.8%        14.6%

Return on average assets                    20.8%        18.8%        11.9%        11.8%

Return on average equity                    35.9%        31.3%        19.9%        20.1%

Offices opened (closed)
 during the period, net                        1            1           41           53

Offices open at end
 of period                                   620          579          620          579

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